Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A ordinary shares of 9F Inc. dated as of August 5, 2021 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 5, 2021

Rich Way Global Limited

/s/ Rongsong Teng
Name: Rongsong Teng
Title: Director

/s/ Rongsong Teng
Rongsong Teng